SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 8, 2006

724 Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Canada	000-31146	Inapplicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

1221 State Street, Suite 200, Santa Barbara, CA 93101

(Address of principal executive offices)

Registrant’s telephone number, including area code: (805) 884-8308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On March 8, 2006, 724 Solutions Inc. received a letter from Nasdaq notifying the Company that it is not in compliance with Marketplace Rule 4310(c)(2)(B), and that as a result, the Nasdaq staff is currently reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.  Marketplace Rule 4310(c)(2)(B) requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

          On March 9, 2006, the Company issued a press release announcing it had received the above described notice from Nasdaq.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events

          On March 10, 2006, 724 Solutions Inc. issued a press release announcing that Austin Ventures had submitted a revised proposal to acquire all of the outstanding shares of 724 Solutions Inc. not owned by Austin Ventures for cash consideration of US $3.34 per common share, and that, after careful consideration by the Company’s Special Committee of the board of directors, which is composed entirely of directors who are independent of management and Austin Ventures, the Company has decided to accept the proposal.  The Company and Austin Ventures intend to move diligently toward negotiating a definitive arrangement agreement.  The revised and accepted proposal will terminate on April 6, 2006, in the event a definitive arrangement agreement is not reached.

          A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.  A copy of the Austin Ventures proposal is attached as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release, dated March 9, 2006
99.2	Press Release, dated March 10, 2006
99.3	Austin Ventures Proposal, dated March 9, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

724 SOLUTIONS INC.

	By:	/s/ Stephen Morrison

	Name:	Stephen Morrison
	Title:	Chief Financial Officer and Senior
Vice President, Corporate Services
Dated: March 10, 2006

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